Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS SECOND QUARTER RESULTS

HOPKINSVILLE, Ky. (July 25, 2008) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the second quarter and the six-month period ended June 30, 2008. Net income for the three month period ended June 30, 2008 was $1,261,000, or $0.35 per share (basic and diluted), compared to $1,108,000, or $0.31 per share (basic and diluted), for the three month period ended June 30, 2007. Net income for the six month period ended June 30, 2008, was $2,753,000, or $0.77 per share (basic and diluted), compared with $2,130,000, or $0.59 per share (basic and diluted), for the six month period ended June 30, 2007.

Commenting on the Company’s performance, John E. Peck, president and chief executive officer, said, “The Company continues to perform well despite a difficult economy, maintaining its quarterly dividend at $0.12 per share at a time when other financial institutions have dramatically reduced or eliminated dividends. For the first six months in 2008, the Company’s loan portfolio grew by more than $19.9 million and its net interest margin increased to 3.14% as compared to 2.98% at December 31, 2007. Net interest margins were enhanced by Heritage Bank’s focus on checking account growth. The Bank has opened more than 2,500 checking accounts in the first half of 2008, a 30% increase over the first six months in 2007. As a result, the average balance of non-interest checking accounts has increased by more than $4.8 million for the six month period ended June 30, 2008, as compared to the six month period ended June 30, 2007. Furthermore, the growth in checking accounts is largely responsible for a $300,000 increase in fee income from merchant cards and service charges for the six month period ended June 30, 2008, as compared to the six month period ended June 30, 2007.”

Mr. Peck continued, “At June 30, 2008, the Company’s credit quality measurements remained strong. However, the Company is monitoring a limited number of lending relationships whose business may deteriorate due to a slowing economy and difficulties in the credit markets. The Company continues to evaluate these relationships for loss exposure and remains confident that the Bank and Company will remain well capitalized. In response to a slowing economy and a potential increase in nonaccrual loans, the Company may increase its provision for loan loss expense in future periods.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Pleasant View, Tennessee and Dickson, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY    42241

HFBC Reports Second Quarter Results

July 25, 2008

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Selected Financial Indicators as of:
	June 30, 2008	December 31, 2007
Total assets	$827,194	$808,352
Loans receivable, gross	601,010	581,094
Securities available for sale	149,000	142,310
Securities held to maturity	2,016	14,095
Required investment in FHLB stock, at cost	3,996	3,836
Allowance for loan loss	5,118	4,842
Total deposits	621,286	598,753
Total FHLB borrowings	97,309	101,882
Repurchase agreements	34,949	37,199
Stockholders' equity	56,467	55,803
Book value per share, gross	$15.75	$15.54
Tangible book value per share	$13.74	$13.40
Allowance for loan loss / Gross loans	0.85%	0.83%
Non-performing assets / Total asset	0.12%	0.12%
Non-performing loans / Total loans	0.10%	0.10%
Tier 1 Capital - Bank	7.23%	6.97%
Total Risk Based Capital - Bank	10.84%	10.47%
Year to date tax equivalent net yield on interest earning assets	3.14%	2.98%

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HFBC Reports Second Quarter Results

July 25, 2008

HOPFED BANCORP, INC.

Results of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Interest and dividend income
Loans receivable	10,299	10,213	20,978	19,733
Investment in securities, taxable	1,641	1,864	3,318	3,831
Nontaxable securities available for sale	160	123	324	245
Interest-earning deposits	36	83	95	254

Total interest and dividend income	12,136	12,283	24,715	24,063

Interest expense:
Deposits	4,902	5,529	10,364	10,849
Advances from Federal Home Loan Bank	965	1,013	2,033	2,114
Repurchase agreements	271	328	600	576
Subordinated debentures	122	208	284	395

Total interest expense	6,260	7,078	13,281	13,934

Net interest income	5,876	5,205	11,434	10,129
Provision for loan losses	476	238	877	478

Net interest income after	5,400	4,967	10,557	9,651

provision for loan losses
Non-interest income:
Service charges	1,103	1,000	2,170	1,892
Merchant card income	152	117	284	236
Gain on sale of loans	41	25	105	52
Gain on sale of securities	168	—	702	—
Income from bank owned life insurance	67	77	135	170
Financial services commission	279	284	519	585
Other operating income	287	263	586	572

Total non-interest income	2,097	1,766	4,501	3,507

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HFBC Reports Second Quarter Results

July 25, 2008

HOPFED BANCORP, INC.

Results of Operations (continued)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Non-interest expenses:
Salaries and benefits	2,891	2,609	5,792	5,198
Occupancy expense	699	649	1,386	1,262
Data processing expense	569	452	1,103	882
State deposit tax	128	138	256	266
Intangible amortization expense	220	240	439	481
Professional services expense	294	406	550	776
Advertising expense	315	252	597	505
Postage and communications expense	159	121	314	247
Supplies expense	87	81	167	183
Other operating expenses	304	205	477	341

Total non-interest expense	5,666	5,153	11,081	10,141

Income before income tax expense	1,831	1,580	3,977	3,017
Income tax expense	570	472	1,224	887

Net income	$1,261	$1,108	$2,753	$2,130

Earnings per share, basic	$0.35	$0.31	$0.77	$0.59

Earnings per share, diluted	$0.35	$0.31	$0.77	$0.59

Dividend per share	$0.12	$0.12	$0.24	$0.24

Weighted average shares outstanding—basic	3,558,893	3,587,986	3,567,727	3,609,532

Weighted average shares outstanding—diluted	3,573,652	3,612,575	3,582,297	3,634,485

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